Exhibit 99.1

PharmaCyte Biotech Announces Uplist Date to NASDAQ and Pricing of $15 Million Public Offering

LAGUNA HILLS, CA, August 9, 2021 (BUSINESS WIRE)—PharmaCyte Biotech, Inc. (NASDAQ: PMCB) (PharmaCyte or Company), a biotechnology company focused on developing cellular therapies for cancer and diabetes using its signature live-cell encapsulation technology, Cell-in-a-Box®, today announced that the Company’s common stock is expected to begin trading on The Nasdaq Capital Market on August 10, 2021, under the symbol “PMCB.” The Company also announced the pricing of its previously announced underwritten public offering.

The offering consists of 3,529,412 shares of its common stock (or pre-funded warrants to purchase common stock in lieu of common stock) and warrants to purchase up to an aggregate of 3,529,412 shares of common stock. Each share of common stock (or pre-funded warrant in lieu thereof) is being sold together with one warrant to purchase one share of common stock at an effective combined public offering price of $4.25 per share of common stock and accompanying warrant, less underwriting discounts and commissions. The warrants have an exercise price of $4.25 per share, are exercisable immediately, and will expire five years following the date of issuance. PharmaCyte expects to receive gross proceeds from the underwritten public offering of approximately $15 million, before deducting underwriting discounts and commissions and other estimated offering expenses.

H.C. Wainwright is acting as sole book-running manager for the offering.

In addition, PharmaCyte has granted the underwriter a 30-day option to purchase up to an additional 529,411 shares of common stock and/or warrants to purchase up to an additional 529,411 shares of common stock at the public offering price, less the underwriting discounts and commissions.

All the securities being sold in the offering are being offered by PharmaCyte. The offering is expected to close on or about August 12, 2021, subject to satisfaction of customary closing conditions.

The securities described above are being offered by PharmaCyte pursuant to a shelf registration statement on Form S-3 (File No. 333-255044) that was previously filed with and subsequently declared effective by the U.S. Securities and Exchange Commission (SEC) on April 14, 2021. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A preliminary prospectus supplement and accompanying base prospectus relating to the offering was filed with the SEC and is available on the SEC’s website at https://www.sec.gov/. Electronic copies of the final prospectus supplement and the accompanying base prospectus relating to the offering will be filed with the SEC and, when available, will be on the SEC’s website at https://www.sec.gov/ and may also be obtained by contacting H.C. Wainwright & Co., LLC, at 430 Park Avenue, New York, New York 10022, by telephone at (212) 856-5711, or by email at placements@hcwco.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of the prospectus supplement and the accompanying prospectus forming a part of the registration statement.

About PharmaCyte Biotech

PharmaCyte Biotech, Inc. is a biotechnology company developing cellular therapies for cancer and diabetes based upon a proprietary cellulose-based live cell encapsulation technology known as “Cell-in-a-Box®.” This technology is being used as a platform upon which therapies for several types of cancer and diabetes are being developed.

1

PharmaCyte’s product candidate for cancer involves encapsulating genetically engineered human cells that convert an inactive chemotherapy drug into its active or “cancer-killing” form. For pancreatic cancer, these encapsulated cells are implanted in the blood supply to the patient’s tumor as close as possible to the site of the tumor. Once implanted, the chemotherapy prodrug ifosfamide that is normally activated in the liver is given intravenously at one-third the normal dose. The ifosfamide is carried by the circulatory system to where the encapsulated cells have been implanted. When the ifosfamide flows through pores in the capsules, the live cells inside act as a “bio-artificial liver” and activate the chemotherapy prodrug ifosfamide at the site of the cancer.

PharmaCyte’s product candidate for Type 1 diabetes and insulin-dependent Type 2 diabetes involves encapsulating a human liver cell line that has been genetically engineered to produce and release insulin in response to the levels of blood sugar in the human body. PharmaCyte is also considering the use of genetically modified stem cells to treat diabetes. The encapsulation of the cell lines will be done using the Cell-in-a-Box® technology. Once the encapsulated cells are implanted in a diabetic patient, we anticipate that they will function as a “bio-artificial pancreas” for purposes of insulin production.

Safe Harbor

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of the management of PharmaCyte. Any statements contained in this press release that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. Forward-looking statements include those relating to the public offering of PharmaCyte’s securities, including as to the completion of the public offering described above and the possibility that the common stock may not begin trading on Nasdaq, all of which may be affected by, among others, delays in satisfying or failure to satisfy closing conditions related to the public offering and adverse changes in general economic and market conditions. Factors that could affect our actual results include our ability to maintain the listing of our common stock on a national securities exchange, raise the necessary capital to fund our operations and to find partners to supplement our capabilities and resources, satisfactorily address the issues raised by the by the U.S. Food and Drug Administration to have the clinical hold removed on our IND so that we may proceed with our planned clinical trial for locally advanced and inoperable pancreatic cancer, as well as such other factors that are included in our periodic reports on Form 10-K and Form 10-Q that we file with the SEC. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

More information about PharmaCyte Biotech can be found at www.PharmaCyte.com. Information may also be obtained by contacting PharmaCyte’s Investor Relations Department.

Contact:

Dr. Gerald W. Crabtree

Investor Relations:

PharmaCyte Biotech, Inc.
Investor Relations Department
Telephone: 917.595.2856
Email: InvestorRelations@PharmaCyte.com

2